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                                                                   EXHIBIT 4.(j)


                        PAYMENT AND GUARANTEE AGREEMENT


       PAYMENT AND GUARANTEE AGREEMENT ("Guarantee Agreement"), dated as of ________________, 1994, is executed and delivered by The United Illuminating Company, a Connecticut corporation (the "Guarantor"), for the benefit of the Holders (as defined below) from time to time of the Preferred Securities (as defined below) of United Capital Funding Partnership L.P., a Delaware limited partnership (the "Issuer").

       WHEREAS, the Issuer will issue from time to time its limited partnership interests in one or more series ("Preferred Securities"), and the Guarantor desires to issue this Guarantee Agreement for the benefit of the Holders thereof from time to time, as provided herein;

       WHEREAS, the Issuer will loan the proceeds from the issuance and sale of the Preferred Securities to the Guarantor in return for Debentures (as defined below) that will be issued by the Guarantor pursuant to the Indenture (as defined below); and

       WHEREAS, the Guarantor desires hereby irrevocably and unconditionally to agree to the extent set forth herein to pay to the Holders the Guarantee Payments (as defined below) and to make certain other payments on the terms and conditions set forth herein;

       NOW, THEREFORE, in consideration of the purchase by each Holder of the Preferred Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders.


                                   ARTICLE I

       As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Amended and Restated Agreement of Limited Partnership of the Issuer dated as of _______________, 1994, as it may be amended from time to time (the "Partnership Agreement").

       "Additional Amounts" shall mean amounts of money payable in respect of the Preferred Securities in order that the net amount of any payments received by the holders of the Preferred Securities, after any withholding or deduction of taxes, duties, assessments or governmental charges imposed or levied by or on behalf of the United States, any state thereof, or any other jurisdiction through which or from which such
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payments are made, or any authority thereon or thereof having power to tax, as a consequence of (i) the Debentures not being treated as indebtedness for United States Federal income tax purposes or (ii) the Issuer not being treated as a partnership for United States Federal income tax purposes, will equal the amounts of money that would have been receivable in respect of the Preferred Securities in the absence of such withholding or deduction.

  "Debentures" shall mean junior subordinated deferrable interest debentures of the Guarantor issued in one or more series under the Indenture and having certain payment terms that correspond to the terms of the related series of Preferred Securities.

  "Guarantee Payments" shall mean the following payments, without duplication, to the extent not paid by the Issuer: (i) any accumulated and unpaid Dividends on the Preferred Securities of any series, but only to the extent that the Issuer has (a) funds legally available for the payment of such Dividends, as determined by the General Partner, and (b) cash on hand sufficient to make such payment; (ii) any unpaid Additional Amounts payable in respect of the Preferred Securities of any series, but only to the extent that the Issuer has (2) funds legally available for the payment of such Dividends, as determined by the General Partner, and (b) cash on hand sufficient to make such payment; (iii) the Redemption Price (as defined below) payable with respect to any Preferred Securities called for redemption by the Issuer, but only to the extent that the Issuer has (a) funds legally available for the payment of such Redemption Price, as determined by the General Partner, and (b) cash on hand sufficient to make such payment; and (iv) upon a liquidation of the Issuer, the lesser of (a) the Liquidation Distribution (as defined below) and (b) the amount of assets of the Issuer legally available to the Issuer for distribution to holders of Preferred Securities.

  "Holder" shall mean a Person in whose name an LP Certificate evidencing a Preferred Security is registered on the books and records of the Issuer; provided, however, that in determining whether the Holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor or any Affiliate of the Guarantor.

  "Indenture" shall mean the Indenture, dated as of the date hereof, as it may be amended and supplemented from time to time, between the Guarantor and The Bank of New York, as trustee, pursuant to which the Guarantor will issue, among other things, Debentures from time to time to evidence the loan or loans of the proceeds received by the Issuer from (i) the issuance and sale from time to time of the Preferred Securities and (ii) the related capital contributions made by the Guarantor to the Issuer.

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  "Liquidation Distribution" shall mean the aggregate of the liquidation preference of $25 per Preferred Security, plus an amount equal to any accumulated and unpaid Dividends, with any interest payable thereon, and any unpaid Additional Amounts, to the date of payment.

  "Redemption Price" shall mean $25 per Preferred Security, plus an amount equal to any accumulated and unpaid Dividends, with any interest payable thereon, and any unpaid Additional Amounts, to the date fixed for redemption.


                                   ARTICLE II

       SECTION 2.01. The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments, as and when due, regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

       SECTION 2.02. All Guarantee Payments will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied upon or as a result of such payment by or on behalf of the United States, any state thereof or any other jurisdiction through which or from which such payment is made, or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In the event that any such withholding or deduction is required as a consequence of (i) the Debentures not being treated as indebtedness for United States Federal income tax purposes or (ii) the Issuer not being treated as a partnership for United States Federal income tax purposes, the Guarantor will pay such additional amounts as may be necessary in order that the net amounts received by the holders of the Preferred Securities after such withholding or deduction will equal the amount that would have been receivable in respect of the Preferred Securities in the absence of such withholding or deduction, except that no such additional amounts will be payable to a holder of Preferred Securities (or a third party on such holder's behalf) if:

     (a) such holder is liable for such taxes, duties, assessments or governmental charges in respect of the Preferred Securities by reason of such holder's having a connection with the United States, any state thereof or any other jurisdiction through which or from which such payment is made, or in which such holder resides, conducts business

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     or has other contacts, other than being a holder of Preferred Securities,
     or

     (b) the Issuer or the Guarantor has notified such holder of the obligation to withhold or deduct taxes and requested but not received from such holder a declaration of non-residence, a valid taxpayer identification number or other claim for exemption, and such withholding or deduction would not have been required had such declaration, taxpayer identification number or claim been received.

       SECTION 2.03. The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

       SECTION 2.04. The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

       (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Preferred Securities to be performed or observed by the Issuer;

       (b) the extension of time for the payment by the Issuer of all or any portion of the Dividends, Additional Amounts, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Preferred Securities, or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities (other than any extension arising out of a permitted extension of any interest payment periods for the Debentures);

       (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

       (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt, of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

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       (e) any invalidity of, or defect or deficiency in, any of the Preferred
     Securities; or

       (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred.

There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

       SECTION 2.05. This Guarantee Agreement is a guarantee of payment and not of collection. A Holder may enforce this Guarantee Agreement directly against the Guarantor, and the Guarantor hereby waives any right or remedy to require that any action be brought against the Issuer or any other person or entity before proceeding against the Guarantor. Subject to Section 2.06, all waivers herein contained shall be without prejudice to the Holders' right at the Holders' option to proceed against the Issuer, whether by separate action or by joinder. The Guarantor agrees that this Guarantee Agreement shall not be discharged except by payment of the Guarantee Payments in full and by complete performance of all obligations of the Guarantor contained in this Guarantee Agreement.

       SECTION 2.06. The Guarantor hereby releases the Holders from all, and agrees not to assert or enforce (whether by or in a legal or equitable proceeding or otherwise) any, "claims" (as defined in Section 101(4) of the United States Bankruptcy Code) against the Issuer, whether arising under applicable law or otherwise, to which the Guarantor is or would at any time be entitled (by virtue of its obligations hereunder or any payment made pursuant hereto, including any such claims to which the Guarantor may be entitled as a result of any right of subrogation or any indemnity, reimbursement or other agreement); provided, however, that, to the extent such rights are not so released, the Guarantor shall not (except to the extent required by mandatory provisions of law) exercise any such rights (including by way of subrogation or any indemnity, reimbursement or other agreement), in all cases as a result of a payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. To the extent that any amounts shall be paid to the Guarantor in violation of the preceding sentence, such amounts shall be held in trust by the Guarantor for the benefit of the Holders and not commingled with any of the Guarantor's other funds and the Guarantor agrees to pay over such amounts to the Holders.

       SECTION 2.07. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Preferred Securities, and that the Guarantor shall be liable as principal and sole debtor hereunder

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to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (f), inclusive, of Section 2.04 hereof.

       SECTION 2.08. The Guarantor expressly acknowledges that (a) this Guarantee Agreement will be deposited with the General Partner, to be held for the benefit of the Holders, and (b) in the event of the appointment of a Special Representative pursuant to the Partnership Agreement, such Special Representative may enforce this Guarantee Agreement on behalf of the Holders and take possession of this Guarantee Agreement for such purpose. The Guarantor, upon request of such Special Representative, agrees to execute and deliver such documents as may be necessary, appropriate or convenient for such Special Representative with respect to such enforcement.


                                  ARTICLE III

       SECTION 3.01. So long as any Preferred Securities remain outstanding, the Guarantor shall not, and shall not permit any Affiliate (as defined in the Indenture) directly or indirectly owned by the Guarantor to, declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any capital stock of the Guarantor or such affiliate, or make any guarantee payments with respect to the foregoing (other than payments under this Guarantee Agreement), if at such time the Guarantor shall be in default with respect to its payment or other obligations hereunder or there shall have occurred and be continuing any event that, with notice or lapse of time or both, would become an Event of Default (as defined in the Indenture) under the Indenture. The Guarantor will take all actions necessary to ensure that its subsidiaries comply with this Section 3.01.

       SECTION 3.02. The Guarantor covenants, so long as any Preferred Securities remain outstanding, that it will: (i) maintain direct or indirect ownership of any and all partnership interests in the Issuer other than the Preferred Securities, (ii) not voluntarily (to the extent permitted by law) dissolve, liquidate or wind-up the Issuer; (iii) remain the sole General Partner of the Issuer and timely perform all of its duties as General Partner of the Issuer (including the duty to declare and pay dividends on the Preferred Securities and the duty to pay all costs and expenses of the Issuer), provided that any permitted successor of the Guarantor under the Indenture may succeed to the Guarantor's duties as General Partner; (iv) use its reasonable efforts to cause the Issuer to remain a limited partnership and otherwise continue to be treated as a partnership for Federal income tax purposes; and (v) use its best efforts to conduct the

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affairs of and operate the Issuer in such a way that the Issuer would not be an
"investment company" required to be registered under the Investment Company Act of 1940, as amended; provided that the Guarantor may permit the Issuer to consolidate or merge with or into another limited partnership or other permitted successor in accordance with the terms and provisions of the Partnership Agreement, so long as the Guarantor agrees to comply with the covenants set forth in (i) through (v) above with respect to such successor limited partnership or other permitted successor.

       SECTION 3.03. This Guarantee Agreement will constitute an unsecured obligation of the Guarantor and will rank subordinate in right of payment to all Senior Indebtedness (as defined in the Indenture), but senior in right of payment to all of the Guarantor's preferred and common stock. Each Holder shall be deemed to agree, by its acceptance hereof, and likewise covenants and agrees that (1) any amounts payable hereunder are hereby expressly subordinated, to the same extent as payments of principal of and premium, if any, and interest on each and all of the Debentures issued under the Indenture, in right of payment to payment of all Senior Indebtedness, and (2) it accepts the provisions of Article Fifteen of the Indenture applicable to and binding the Debenture holders, as if it were a Debenture holder and such provisions applied to it and to the same extent that such provisions apply to and bind the Debenture holders.


                                   ARTICLE IV

       This Guarantee Agreement shall terminate and be of no further force and effect upon full payment of the Redemption Price of all Preferred Securities or upon full payment of the Liquidation Distribution with respect to all Preferred Securities upon liquidation of the Issuer; provided, however, that this Guarantee Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any Holder of Preferred Securities must restore payment of any sums paid under the Preferred Securities or under this Guarantee Agreement for any reason whatsoever.


                                   ARTICLE V

       SECTION 5.01. All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall enure to the benefit of the Holders. The Guarantor may not assign any of its rights or obligations under this Guarantee Agreement, except as contemplated by and in accordance with Article Eleven of the Indenture.

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       SECTION 5.02.  Except with respect to any changes that do not adversely affect the rights of holders of Preferred Securities of any series (in which case no vote will be required), this Guarantee Agreement may only be amended by an instrument in writing signed by the Guarantor with the prior approval of the Holders of not less than 66-2/3 % in aggregate liquidation preference of the outstanding Preferred Securities of each such affected series (voting together as one class), obtained in the manner provided in the Partnership Agreement.


       SECTION 5.03. Any notice, request or other communication required or permitted to be given hereunder to the Guarantor shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail) or telex, addressed to the Guarantor, as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex):

             The United Illuminating Company
             157 Church Street
             P.O. Box 1564
             New Haven, CT  06506-0901

             Facsimile No.: (203) 499-2414
             Attention: Treasurer and Secretary

       Any notice, request or other communication required or permitted to be given hereunder to the Holders shall be given by the Guarantor in the same manner as notices sent by the Issuer to the Holders.

       SECTION 5.04. This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Preferred Securities.


       SECTION 5.05. THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

       This Guarantee Agreement is executed as of the day and year first above written.

                            THE UNITED ILLUMINATING COMPANY



                            By   ________________________
                                 Name:
                                 Title:



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